EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Finance Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-210532) on Form S-3D of American Finance Trust, Inc. of our report dated March 16, 2018, with respect to the consolidated balance sheets of American Finance Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2017, and the related notes and financial statement schedules titled Schedule III - Real Estate and Accumulated Depreciation - Part I, as of December 31, 2017 and Schedule III - Real Estate and Accumulated Depreciation - Part II, for the three-year period ended December 31, 2017 (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of American Finance Trust, Inc.

/s/ KPMG LLP

New York, New York
March 16, 2018